SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                 SCHEDULE 13G/A

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                 Amendment No. 4

                                   MADECO S.A.
                                (Name of Issuer)

                                  Common Shares
                         (Title of Class of Securities)

                                    556304103
                                 (CUSIP Number)

                                    May 2006
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
      |_|      Rule 13d-1(b)
      |_|      Rule 13d-1(c)
      |X|      Rule 13d-1(d)

-------------------                                           ------------------
CUSIP No. 556304103                                           Page 2 of 15 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Luksburg Foundation
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Liechtenstein
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           3,010
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,557,276,788
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         3,010
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,557,276,788
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,557,258,392 (individually)
     2,557,276,788 (total group shares)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     46.1% (individually)
     46.2% (total group shares)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     (HC)
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP No. 556304103                                           Page 3 of 15 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Guillermo Luksic Puga
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,557,276,788
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,557,276,788
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,557,255,382 (individually)
     2,557,276,788 (total group shares)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     46.1% (individually)
     46.2% (total group shares)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     (IN)
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP No. 556304103                                           Page 4 of 15 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Nicolas Luksic Puga
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           110
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,557,276,788
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         110
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,557,276,788
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,557,255,492 (individually)
     2,557,276,788 (total group shares)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     46.1% (individually)
     46.2% (total group shares)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     (IN)
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP No. 556304103                                           Page 5 of 15 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Inmobiliaria e Inversiones Rio Claro S.A.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,557,276,788
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,557,276,788
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,557,255,382 (individually)
     2,557,276,788 (total group shares)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     46.1% (individually)
     46.2% (total group shares)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     (HC)
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP No. 556304103                                           Page 6 of 15 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Andronico Luksic Craig
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,557,276,788
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,557,276,788
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,557,255,382 (individually)
     2,557,276,788 (total group shares)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     46.1% (individually)
     46.2% (total group shares)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     (IN)
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP No. 556304103                                           Page 7 of 15 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Patricia Lederer Tcherniak
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,557,276,788
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,557,276,788
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,557,255,382 (individually)
     2,557,276,788 (total group shares)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     46.1% (individually)
     46.2% (total group shares)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     (IN)
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP No. 556304103                                           Page 8 of 15 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Inversiones Consolidadas S.A.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           18,286
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,557,276,788
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         18,286
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,557,276,788
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,557,273,668 (individually)
     2,557,276,788 (total group shares)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     46.1% (individually)
     46.2% (total group shares)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     (HC)
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP No. 556304103                                           Page 9 of 15 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Andronico Luksic Lederer
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,557,276,788
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,557,276,788
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,557,255,382 (individually)
     2,557,276,788 (total group shares)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     46.1% (individually)
     46.2% (total group shares)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     (IN)
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          -------------------
CUSIP No. 556304103                                          Page 10 of 15 Pages
-------------------                                          -------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Davor Luksic Lederer
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,557,276,788
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,557,276,788
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,557,255,382 (individually)
     2,557,276,788 (total group shares)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     46.1% (individually)
     46.2% (total group shares)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     (IN)
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          -------------------
CUSIP No. 556304103                                          Page 11 of 15 Pages
-------------------                                          -------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Max Luksic Lederer
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,557,276,788
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,557,276,788
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,557,255,382 (individually)
     2,557,276,788 (total group shares)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     46.1% (individually)
     46.2% (total group shares)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     (IN)
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          -------------------
CUSIP No. 556304103                                          Page 12 of 15 Pages
-------------------                                          -------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Dax Luksic Lederer
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,557,276,788
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,557,276,788
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,557,255,382 (individually)
     2,557,276,788 (total group shares)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     46.1% (individually)
     46.2% (total group shares)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     (IN)
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          -------------------
CUSIP No. 556304103                                          Page 13 of 15 Pages
-------------------                                          -------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Inversiones Salta S.A.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,557,276,788
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,557,276,788
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,557,255,382 (individually)
     2,557,276,788 (total group shares)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     46.1% (individually)
     46.2% (total group shares)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     (HC)
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          -------------------
CUSIP No. 556304103                                          Page 14 of 15 Pages
-------------------                                          -------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Quinenco S.A.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,557,255,382
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,557,255,382
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,557,255,382 (individually)
     2,557,276,788 (total group shares)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     46.1% (individually)
     46.2% (total group shares)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     (CO)
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          -------------------
CUSIP No. 556304103                                          Page 14 of 15 Pages
-------------------                                          -------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Inversiones Rio Grande S.A.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          287,359,836
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            287,359,836
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     287,359,836 (individually)
     2,557,276,788 (total group shares)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.2% (individually)
     46.2% (total group shares)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     (HC)
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

The Luksic Group is amending their Schedule 13Gfor Madeco S.A. to report a lower beneficial ownership percentage. The Luksic Group?s beneficial ownership interest in Madeco declined from 47.8% to 46.2% as of the date of this filing because the Luksic Group did not subscribe to a capital increase by Madeco which occurred May 5, 2006.

Item 4. Ownership

      Item 4 of the Schedule 13G is hereby amended in its entirety as follows:

      (a)   Amount beneficially owned:

            See item 9 on Page 2
            See item 9 on Page 3
            See item 9 on Page 4
            See item 9 on Page 5
            See item 9 on Page 6
            See item 9 on Page 7
            See item 9 on Page 8
            See item 9 on Page 9
            See item 9 on Page 10
            See item 9 on Page 11
            See item 9 on Page 12
            See item 9 on Page 13
            See item 9 on Page 14
            See item 9 on Page 15

      (b)   Percent of class:

            See item 11 on Page 2
            See item 11 on Page 3
            See item 11 on Page 4
            See item 11 on Page 5
            See item 11 on Page 6
            See item 11 on Page 7
            See item 11 on Page 8
            See item 11 on Page 9
            See item 11 on Page 10
            See item 11 on Page 11
            See item 11 on Page 12
            See item 11 on Page 13
            See item 11 on Page 14
            See item 11 on Page 15
            See item 11 on Page 16

      (c)   Number of shares as to which such person has:

      (ii)  Shared power to vote or to direct the vote:

            See item 6 on Page 2
            See item 6 on Page 3
            See item 6 on Page 4
            See item 6 on Page 5
            See item 6 on Page 6
            See item 6 on Page 7
            See item 6 on Page 8
            See item 6 on Page 9
            See item 6 on Page 10
            See item 6 on Page 11
            See item 6 on Page 12
            See item 6 on Page 13
            See item 6 on Page 14
            See item 6 on Page 15

      (iv)  Shared power to dispose or to direct the disposition of:

            See item 8 on Page 2
            See item 8 on Page 3
            See item 8 on Page 4
            See item 8 on Page 5
            See item 8 on Page 6
            See item 8 on Page 7
            See item 8 on Page 8
            See item 8 on Page 9
            See item 8 on Page 10
            See item 8 on Page 11
            See item 8 on Page 12
            See item 8 on Page 13
            See item 8 on Page 14
            See item 8 on Page 15

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

      Item 7 of the Schedule 13G is hereby amended in its entirety as follows:

      See Exhibit B.

Item 8. Identification and Classification of Members of the Group.

      Item 8 of the Schedule 13G is hereby amended in its entirety as follows:

      See Exhibit C.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: March 7, 2007


Luksburg Foundation


By:  /s/ Guillermo Luksic Craig
   -------------------------------------
Name: Guillermo Luksic Craig


By:  /s/ Jean-Paul Luksic Fontbona
   -------------------------------------
Name: Jean-Paul Luksic Fontbona


Quinenco S.A.
Inversiones Rio Grande S.A.


By: /s/ Luis Fernando Antunez Bories
   -------------------------------------
     Name:  Luis Fernando Antunez Bories
     Title: Attorney-In-Fact


Guillermo Luksic Craig
Nicolas Luksic Puga
Immobiliaria e Inversiones Rio Claro S.A.


By:  /s/ Mario Garrido Taraba
   -------------------------------------
     Name: Mario Garrido Taraba
     Title: Attorney-In-Fact

Andronico Luksic Craig
Patricia Lederer Tcherniak
Inversiones Consolidadas S.A.
Andronico Luksic Lederer
Davor Luksic Lederer
Max Luksic Lederer
Dax Luksic Lederer
Inversiones Salta S.A.

By:   /s/ Rodrigo Terre Fontbona
   -------------------------------------
    Name:  Rodrigo Terre Fontbona
    Title: Attorney-In-Fact

                                  EXHIBIT INDEX

Exhibit     Description                                                                     Page
-------     -----------                                                                     ----
Exhibit A   1. Joint Filing Agreement of Luksburg Foundation (together with power of
               attorney).................................................................   23

            2. Joint Filing Agreement of Quinenco S.A. and Inversiones Rio
               Grande S.A. ..............................................................   24

            3. Joint Filing Agreement of Guillermo Luksic Craig, Nicolas Luksic
               Puga and Inmobiliaria e Inversiones Rio Claro S.A. .......................   25

            4. Joint Filing Agreement of Andronico Luksic Craig, Patricia
               Lederer Tcherniak, Inversiones Consolidadas S.A., Andronico Luksic
               Lederer, Davor Luksic Lederer, Max Luksic Lederer, Dax Luksic
               Lederer and Inversiones Salta S.A. .......................................   26

Exhibit B   Entities Owned by the Luksburg Foundation....................................   27

Exhibit C   Identification of Members of a Group.........................................   28

                                                   Exhibit A-1 to Schedule 13G/A

      1. The undersigned persons (the "Reporting Persons") hereby agrees that a joint statement of this schedule 13G/A, and any amendments thereto, be filed on his behalf by Guillermo Luksic Craig, whose address is Enrique Foster Sur 20, 16th Floor, Santiago, Chile and Jean-Paul Luksic Fontbona, whose address is Ahumada 11, 10th Floor, Santiago, Chile.

      Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning each of the items contained therein, but none of the Reporting Persons is responsible for the completeness or accuracy of the information concerning any other Reporting Person.

Date: March 7, 2007
                         Luksburg Foundation


                         By: /s/ Guillermo Luksic Craig
                            -------------------------------------
                         Name: Guillermo Luksic Craig

                         By: /s/ Jean-Paul Luksic Fontbona
                            -------------------------------------
                         Name: Jean-Paul Luksic Fontbona

                                                   Exhibit A-2 to Schedule 13G/A

      2. The undersigned persons (the "Reporting Persons") hereby agree that a joint statement of this schedule 13G/A, and any amendments thereto, be filed on their behalf by Luis Fernando Antunez Bories, whose address is Enrique Foster Sur 20, piso 14, Las Condes, Santiago, Chile.

      Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning each of the items contained therein, but none of the Reporting Persons is responsible for the completeness or accuracy of the information concerning any other Reporting Person.

Date:  March 7, 2007

                           Quinenco S.A
                           Inversiones Rio Grande S.A.


                           By:  /s/ Luis Fernando Antunez Bories
                              -----------------------------------------------
                           Name:  Luis Fernando Antunez Bories
                           Title: Attorney-in-fact

                                                   Exhibit A-3 to Schedule 13G/A

      3. The undersigned persons (the "Reporting Persons") hereby agree that a joint statement of this schedule 13G/A, and any amendments thereto, be filed on their behalf by Mario Garrido Taraba, whose address is Enrique Foster Sur 20, piso 18, Las Condes, Santiago, Chile.

      Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning each of the items contained therein, but none of the Reporting Persons is responsible for the completeness or accuracy of the information concerning any other Reporting Person.

Date: March 7, 2007

                           Guillermo Luksic Craig
                           Nicolas Luksic Puga
                           Inmobiliaria e Inversiones Rio Claro S.A.


                           By: /s/ Mario Garrido Taraba
                              ---------------------------------------
                           Name: Mario Garrido Taraba
                           Title: Attorney-in-fact

                                                   Exhibit A-4 to Schedule 13G/A

      4. The undersigned persons (the "Reporting Persons") hereby agree that a joint statement of this schedule 13G/A, and any amendments thereto, be filed on their behalf by Rodrigo Terre Fontbona, whose address is Enrique Foster Sur 20, piso 18, Las Condes, Santiago, Chile.

      Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning each of the items contained therein, but none of the Reporting Persons is responsible for the completeness or accuracy of the information concerning any other Reporting Person.

Date: March 7, 2007

                              Andronico Luksic Craig
                              Patricia Lederer Tcherniak
                              Inversiones Consolidadas S.A.
                              Andronico Luksic Lederer
                              Davor Luksic Lederer
                              Max Luksic Lederer
                              Dax Luksic Lederer
                              Inversiones Salta S.A.


                              By: /s/ Rodrigo Terre Fontbona
                                 --------------------------------------------
                              Name: Rodrigo Terre Fontbona
                              Title: Attorney-in-fact

                                                     Exhibit B to Schedule 13G/A

                    Entities Owned by the Luksburg Foundation

      The Luksburg Foundation ("Luksburg") holds its 608,704,643 common shares of Quinenco S.A. through a series of entities that it owns or controls directly or indirectly, including Dolberg Finance Corporation Establishment ("Dolberg"), a Liechtenstein establishment, Ruana Copper Corporation Establishment ("Ruana"), a Liechtenstein establishment, Lanzville Investments Establishment ("Lanzville"), a Liechtenstein establishment, and Geotech Establishment ("Geotech"), a Liechtenstein establishment. Luksburg holds 240,938,000 common shares (22.3%) of Quinenco S.A. through Ruana (the registered holder of these shares is Ruana Copper A.G. Agencia Chile, a Chilean agency, ("Ruana Chile")). Ruana Chile owns directly 9.1% and indirectly through its 97.4% interest in Cia. de Inversiones Adriatico S.A., 90.4% of Inversiones Orengo S.A. ("Orengo"). Orengo in turn owns an additional 2,465,667 shares of Quinenco S.A. The remainder of the shares are held through Dolberg, Lanzville and Geotech, which respectively own 50.7%, 14.1% and 29.8%, of Andsberg Ltd ("Andsberg Jersey"), a Jersey limited liability company, which in turn owns 100% of Andsberg Inv. Ltd, a Jersey limited liability company, which in turn owns 100% of Andsberg Inversiones Ltda ("Andsberg Chile"), a Chilean limited liability partnership. Andsberg Chile owns 365,300,976 common shares (33.8%) of Quinenco S.A.

      Andsberg Inv. Ltd is located at 22 Grenville Street, St. Helier, Jersey, Channel Islands JE48PX.

      Andsberg Inversiones Ltda. is located at Ahumada 11, Oficina 206, Santiago, Chile.

      Andsberg Ltd is located at 22 Grenville Street, St. Helier, Jersey, Channel Islands JE48PX.

      Cia. de Inversiones Adriatico S.A. is located at Ahumada 11, Oficina 206, Santiago, Chile.

      Dolberg Finance Corporation Establishment is located at Heiligkreuz 6, FL-9490 Vaduz, Liechtenstein.

      Geotech is located at Heiligkreuz 6, FL-9490 Vaduz, Liechtenstein.

      Inversiones Orengo S.A. is located at Ahumada 11, Oficina 206, Santiago, Chile.Lanzville Investments Establishment is located at Heiligkreuz 6, FL-9490 Vaduz, Liechtenstein.

      Ruana Copper A.G. Agencia Chile is located at Ahumada 11, Oficina 206, Santiago, Chile.

      Ruana Copper Corporation Establishment is located at Heiligkreuz 6, FL-9490 Vaduz, Liechtenstein.

                                                     Exhibit C to Schedule 13G/A

Members of Group:

Luksburg Foundation                                                         (HC)
Guillermo Luksic Craig                                                      (IN)
Nicolas Luksic Puga                                                         (IN)
Inmobiliaria e Inversiones Rio Claro S.A.                                   (HC)
Andronico Luksic Craig                                                      (IN)
Patricia Lederer Tcherniak                                                  (IN)
Inversiones Consolidadas S.A.                                               (HC)
Andronico Luksic Lederer                                                    (IN)
Davor Luksic Lederer                                                        (IN)
Max Luksic Lederer                                                          (IN)
Dax Luksic Lederer                                                          (IN)
Inversiones Salta S.A.                                                      (HC)
Quinenco S.A.                                                               (CO)
Inversions Rio Grande S.A.                                                  (HC)

Aggregate amount of common shares beneficially owned by group:  2,557,276,788

Percent of class: 46.2%